UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2023

Renalytix plc

(Exact name of registrant as specified in its Charter)

England and Wales	001-39387	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Finsgate 5-7 Cranwood Street London EC1V 9EE United Kingdom
(Address of principal executive offices) (Zip Code)

+44 20 3139 2910
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.0025 per ordinary share	n/a	The Nasdaq Stock Market LLC*
American Depositary Shares, each representing two ordinary shares, nominal value £0.0025 per ordinary share	RNLX	The Nasdaq Stock Market LLC

* Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Howard Doran Jr. as Chief Business Officer

On September 1, 2023, the Company’s Board of Directors appointed Howard Doran Jr. as the Company’s Chief Business Officer.

Mr. Doran Jr., age 62, served as a director of OncoGenesis, Inc. from June 2018 until October 2021 and previously served as a director of CereVasc, LLC from July 2015 until October 2018. Prior to this, Mr. Doran Jr. served as President and Chief Executive Officer of LipoScience, Inc. from February 2014 until successful completion of Labcorp’s acquisition of LipoScience, Inc. in November 2014. Prior to this, Mr. Doran Jr. was President and Chief Operating Officer of Constitution Medical, Inc., an early-stage in vitro diagnostics company, developer of the Bloodhound Fully Integrated Hematology System, from June 2010 to January 2014. Previously, Mr. Doran Jr. was a member of the senior executive team of Hologic, Inc. and served as President of Hologic's Global Diagnostics business. Mr. Doran Jr. joined the senior management team of Hologic in October 2007 at the time of Hologic's acquisition of Cytyc Corporation, where he had been serving as Senior Vice President and Business Unit Director of Cytyc’s $500 million in vitro diagnostics business. From 1997 through 2007, he was a key member of the management team of Cytyc Corporation, serving in a number of senior commercial roles of increasing responsibility including physician sales and marketing, managed care initiatives and laboratory sales and marketing. Mr. Doran Jr. received a Bachelor of Science degree in Management from West Chester University of Pennsylvania.

In connection with his appointment as Chief Business Officer, Mr. Doran Jr. and the Company agreed to the terms of an offer letter (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Mr. Doran Jr. will receive the following compensation: (a) an annual base salary of $300,000; (b) an annual bonus with a target of up to 60% of Mr. Doran Jr.'s base salary, subject to individual and Company performance; and (c) options to purchase 300,000 of the Company’s ordinary shares with an exercise price per share equal to the closing price of the Company’s ordinary shares on AIM, a market operated by the London Stock Exchange, on the trading day before the date of grant, which will vest quarterly over a three-year period with a one-year cliff. The options will be granted at a future date upon approval by the Company’s board of directors.

There are no arrangements or understandings between Mr. Doran Jr. and any other persons pursuant to which he was appointed as Chief Business Officer. There are no family relationships between Mr. Doran Jr. and any director or executive officer of the Company, and Mr. Doran Jr. has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2023.

Item 7.01. Regulation FD Disclosure.

On September 7, 2023, the Company announced the appointment of Howard Doran Jr. as Chief Business Officer. A copy of the press release issued by the Company is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated September 7, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Renalytix plc

Dated: September 8, 2023	By:	/s/ James McCullough
James McCullough Chief Executive Officer